As filed with the U.S. Securities and Exchange Commission on August 19, 2014

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VBI Vaccines Inc.
(Exact name of Registrant as specified in its charter)

Delaware	93-0589534
(State or other jurisdiction of	(IRS Employee Identification No.)
incorporation or organization)

222 Third Street, Suite 2241

Cambridge, Massachusetts 02142

(Address, including zip code, of Registrant’s principal executive offices)

VBI Vaccines Inc. 2014 Equity Incentive Plan Variation Biotechnologies (US), Inc. 2006 Stock Option Plan
(Full title of the plan)

Jeff Baxter

Chief Executive Officer

VBI Vaccines Inc.

222 Third Street, Suite 2241

Cambridge, Massachusetts 02142

(617) 830-3031

(Telephone number, including area code, of agent for service)

COPIES TO:

Kevin Friedmann, Esq.

Richardson & Patel, LLP

The Chrysler Building

405 Lexington Avenue, 49th Floor

New York, NY 10174

Phone: (212) 869-7000

Fax: (917) 591-3226

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☑ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	3,440,056	$3.20	$11,008,179	$1,417.85

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low sales prices reported on August 15, 2014, as reported by The NASDAQ Stock Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.          Plan Information

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.          Registrant Information and Employee Plan Annual Information.

The registrant shall provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of the registration statement, and stating that these documents are incorporated by reference in the Section 10(a) prospectus. There shall be delivered, without charge, upon written or oral request, of other documents required to be delivered to employees pursuant to Rule 428(b). The request for such information shall be made to Egidio Nascimento, Chief Financial Officer, 222 Third Street, Suite 2241, Cambridge, Massachusetts 02142, telephone number (617) 830-3031.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.              Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a)     The Registrant’s Annual Report on Form 10-K filed with the Commission on March 18, 2014, as amended on June 18, 2014;

(b)     The Registrant’s Quarterly Reports on Form 10-Q filed with the Commission on May 15, 2014, as amended on June 18, 2014, and August 8, 2014;

(c)     The Registrant’s Current Reports on Form 8-K filed with the Commission on January 6, 2014, January 28, 2014, February 4, 2014, February 20, 2014, February 27, 2014, March 26, 2014 (as amended on April 8, 2014), April 10, 2014, May 9, 2014, May 14, 2014, June 24, 2014, July 15, 2014,July 28, 2014, July 29, 2014, and August 14, 2014;

(d)     The Registrant’s definitive proxy statement on Schedule 14A, filed with the Commission on June 30, 2014; and

(e)     We are authorized by our Amended and Restated Certificate of Incorporation to issue 200,000,000 shares of common stock, $0.0001 par value per share and 30,000,000 shares of preferred stock, $0.0001 par value per share. Our authorized but unissued shares of common stock are available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of the NASDAQ Capital Market or any other stock exchange or automated quotation system on which our securities may become listed or traded. Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities. Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.              Description of Securities.

Not required to be filed with this registration.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers.

Delaware Law

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Charter Provisions and Other Arrangements of the Registrant

Article Ninth of the Registrant’s Amended and Restated Certificate of Incorporation provides that the Registrant will indemnify to the fullest extent permitted by Section 145 of the DGCL any present or former director, officer, employee, or agent of the Registrant for expenses, liabilities, or other matters incurred by or caused by them in such capacity.

Article VI of the Registrant’s Bylaws (as amended) provides that the Registrant will indemnify to the fullest extent permitted by law any director or officer or former director or officer of this Registrant, or any person who may have served at its request as a director or officer of another corporation, and their respective heirs, administrators, successors and assigns, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by reason of being or having been such director or officer of the Registrant or such other corporation. The Registrant will not be liable to indemnify a director or officer or former director or officer with regard to any award in any proceeding if the Registrant was not given a reasonable and timely opportunity, at its expense, to meaningfully participate in the defense of such proceeding or if such proceeding was not authorized or subsequently ratified by the Registrant’s Board of Directors.

The above-described provisions relating to the indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling the Registrant pursuant to applicable state law, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

Exhibit          Description

5                   Opinion of Richardson & Patel LLP regarding legality

10.1              VBI Vaccines Inc. 2014 Equity Incentive Plan (1)

10.2              Variation Biotechnologies (US), Inc. 2006 Stock Option Plan

23.1              Consent of Peterson Sullivan LLP

23.2              Consent of Richardson & Patel LLP (included in Exhibit 5)

(1)     Incorporated by reference to the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on June 30, 2014.

Item 9.          Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cambridge, State of Massachusetts, on August 19, 2014.

VBI Vaccines Inc.

/s/ Jeff Baxter
By: Jeff Baxter
Its: Chief Executive Officer

/s/ Egidio Nascimento
By: Egidio Nascimento
Its: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: August 19, 2014	/s/ Jeff Baxter
Jeff Baxter, Chief Executive Officer (Principal
Executive Officer) and Director

Dated: August 19, 2014	/s/ Egidio Nascimento
Egidio Nascimento, Chief Financial Officer (Principal
Accounting and Financial Officer) and Secretary

Dated: August 19, 2014	/s/Steven Gillis, Ph.D
Steven Gillis, Director

Dated: August 19, 2014	/s/ Michael Steinmetz, Ph.D.
Michael Steinmetz, Director

Dated: August 19, 2014	/s/ Michel De Wilde, Ph.D.
Michel De Wilde, Director

Dated: August 19, 2014	/s/ Trent Davis
Trent Davis, Director

Dated: August 19, 2014	/s/ Alan Timmins
Alan Timmins, Director

Dated: August 19, 2014	/s/ Sam Chawla
Sam Chawla, Director

INDEX TO EXHIBITS

Exhibit          Description

5                   Opinion of Richardson & Patel LLP regarding legality

10.1              VBI Vaccines Inc. 2014 Equity Incentive Plan (1)

10.2              Variation Biotechnologies (US), Inc. 2006 Stock Option Plan

23.1              Consent of Peterson Sullivan LLP

23.2              Consent of Richardson & Patel LLP (included in Exhibit 5)

(1)     Incorporated by reference to the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on June 30, 2014.